THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED, EXCEPT UPON DELIVERY TO VITROCO OF AN OPINION OF COUNSEL, SATISFACTORY TO VITROCO, THAT AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE AND THAT SUCH TRANSFER WILL NOT RESULT IN ANY VIOLATION OF THE LAW. TRANSFER OF THE NOTES IS SUBJECT TO ADDITIONAL LIMITATIONS CONTAINED IN THE NOTES.

                        NO. ___________$ _______________


                                     VITROCO

                                 10% NONRECOURSE
        PROMISSORY NOTE DUE DECEMBER 31, 2004 UNLESS EXTENDED BY VITROCO


Name of Registered Holder(s):

The principal sum of the Promissory Note is ______________________ Dollars (U.S. Dollars), (the "Principal Amount").

For value received, the undersigned, Hi-Tech Environmental Products, LLC d/b/a VitroCo, a Nevada limited liability company ("VitroCo"), promises to pay to the Holder hereof the Principal Amount and interest as set forth herein. The Principal Amount shall be payable on December 31, 2004 (the "Due Date" or "Maturity Date"). THE MATURITY DATE MAY BE EXTENDED ONE TIME FOR A PERIOD OF TWELVE (12) MONTHS PROVIDED VITROCO NOTIFIES HOLDER IN WRITING OF VITROCO'S INTENTION TO EXTEND THE MATURITY DATE AT LEAST THIRTY (30) DAYS BEFORE THE INITIAL MATURITY DATE. In consideration for the extension, VitroCo shall pay Holder at the time of and with the notice all interest then accrued but unpaid plus an advance of the interest due from the period of the notice through the date of the initial Maturity Date.

The Principal Amount shall accrue simple interest at the rate of ten percent (10%) per annum (based on a 365-day year and actual days elapsed) from the date on which this Note is issued ("Current Interest") and may earn Contingent Interest (as defined below). All Current Interest shall be payable quarterly in arrears on or before the 10th day of the month following the last day of each calendar quarter. This Note may be paid, in whole or in part, without premium or penalty prior to the Maturity Date, as VitroCo in its sole discretion may choose; however, all amounts paid from time to time by VitroCo to the Holder shall be applied first to any accrued but unpaid Current Interest, then to Principal and then as a credit against any accrued Contingent Interest.

VitroCo promises to pay to the Holder hereof, as additional interest on this Note, an amount calculated as set forth hereinafter (the "Contingent Interest"). Each Holder of this Note shall receive as Contingent Interest a pro rata share of an amount equal to seven cents ($0.07) per pound of Mineral sold, if any, by VitroCo for the first 500,000,000 pounds sold beginning on the later of (1) February 24, 2003 or (2) the first day of the calendar quarter in which the subscription for this Note is accepted. "Pro rata", as it relates to each Noteholder, shall mean a fraction, the numerator of which is the Principal Amount of each Noteholder's loan to VitroCo and the denominator of which is Five Million Dollars ($5,000,000). "Sold" is defined as the amount of Mineral sold in any three (3) month calendar quarter from the operations of the Company. Mineral shall be deemed "sold" at such time as VitroCo actually receives the proceeds of the sale of the Mineral. The Contingent Interest amount will be based only on the amount of pounds of the Mineral sold.

Minerals subject to Contingent Interest payments consist of all products derived from amorphous aluminosilicate and sold by VitroCo to non-affiliated third parties. No Contingent Interest will be paid with respect to "Excluded Minerals". For purposes hereof, "Excluded Minerals" shall consist of all sales of Minerals outside of the ordinary course of business including but not limited to Minerals sold: (1) pursuant to the December 31, 2001 agreement whereby VitroCo agreed to redeem the interest of Hexon Trust in VitroCo in exchange for
(a) 200,000 pounds of processed Mineral, (b) the future transfer of 20,000,000 pounds of Mineral to be mined from an 18 acre property in Calaveras County, California, and (c) the right to acquire 20,000,000 pounds of Mineral under certain conditions for cost plus twenty percent (20%); (2) pursuant to the December 2001 agreement whereby Enviro LLC agreed to redeem Mineral Equities Trust's 52.5% membership interest in Enviro LLC in exchange for an agreement on the part of Enviro LLC and VitroCo to mine and sell to Mineral Equities Trust 100,000,000 pounds of Mineral at VitroCo's cost plus twenty percent (20%); and
(3) to Alpha pursuant to the March 6, 2002 agreement whereby Alpha agreed to convey to Valley Springs LLC, as successor to Alliance, all of the Mineral rights relating to the Valley Springs Property, subject to the rights of Alpha to acquire up to 50% of the Minerals mined from the Valley Springs Property at cost (including certain overhead) plus five percent (5%).

CONTINGENT INTEREST, IF ANY, SHALL BE PAYABLE TO THE HOLDER QUARTERLY IN ARREARS ON OR BEFORE THE 10TH DAY FOLLOWING THE LAST DAY OF EACH CALENDAR QUARTER. THE PAYMENT OF CONTINGENT INTEREST SHALL CONTINUE EVEN THOUGH THE PRINCIPAL AMOUNT OF THE NOTE HAS BEEN REPAID AND THE TIME OF THE CONTINGENT INTEREST PAYMENT IS SUBSEQUENT TO THE MATURITY DATE OF THE NOTE.

The Principal Amount, Current Interest, and Contingent Interest on this Note are payable in the lawful money of the United States of America at the time payment is made. This Note is not transferable, unless the Notes are subsequently registered under the Securities Act of 1933, as amended (the "Securities Act"), and qualified under applicable state Securities laws. Unless registered under the Securities Act and qualified under applicable state Securities laws, this
Note is only transferable pursuant to an exemption therefrom, after delivery of an opinion of counsel satisfactory to VitroCo that such registration and qualification is not required. If the Note is transferable as provided above, upon surrender of this Note for transfer at the office of VitroCo, VitroCo will issue one or more new Notes of authorized denominations and for a like aggregate principal amount to the designated transferee or transferees. No service charge will be made for any such registration, transfer or exchange, but VitroCo may require payment of an amount sufficient to cover any tax or other governmental charge payable in connection therewith. Prior to presentment of a Note for registration, transfer or exchange, VitroCo and any agent of VitroCo may treat the person in whose name the Note is registered on the Note Register as the owner thereof for the purpose of distributing payments of the Principal Amount, Current Interest and/or Contingent Interest and for all other purposes, and neither VitroCo nor any agent shall be affected by notice to the contrary.

Any person purchasing or otherwise receiving an interest in this Note is cautioned to contact the office of VitroCo in order to determine the validity of the transfer and the amount, if any, of accrued but unpaid Current Interest, at any time and from time to time outstanding.

This Note and the other Notes issued in connection with the Offering are initially issuable only in registered form without coupons and in minimum denominations of Twenty-five Thousand Dollars ($25,000) (unless VitroCo allows a smaller denomination) or in any increments of one thousand dollars ($1,000) as are approved by VitroCo.

This Note has been executed by an authorized representative of VitroCo, as such representative and not individually, and the covenants and obligations contained in this Note are not binding personally upon any of VitroCo's Members, Manager, officers, employees, consultants, agents, attorneys, assignees, or executors of its estate, but bind only VitroCo. No recourse shall be had for the payment of the Principal Amount, accrued Current Interest or Contingent Interest on this Note personally against VitroCo's Members, Manager, officers, employees, consultants, agents, attorneys, assignees, or executors of its estate, past, present or future as such or of any predecessor or successor of VitroCo or any such other person whether by virtue of any statute or rule of law or equity or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance and as part of the consideration for the issuance hereof, expressly waived and released by every Holder or owner of record.

Upon the occurrence of any of the following events, and following twenty (20) days written notice by Holder or its representative during which period VitroCo shall have the opportunity to cure such default, the Holders of Notes representing more than fifty percent (50%) of the outstanding principal balance of the Notes may declare the Principal Amount, accrued but unpaid Current Interest and all other obligations evidenced by the Notes immediately due and payable without further demand or notice of default, nonpayment or dishonor:

         A. VitroCo's failure to pay when due any amount under the Notes.

         B. Any warranty, representation or statement made in the Offering Memorandum, pursuant to which VitroCo offered the Notes, or furnished in writing to the Holders of Notes by VitroCo or on behalf of VitroCo by those authorized by VitroCo to furnish such information, shall have been false or untrue in any material respect when made or furnished.

         C. VitroCo shall be unable or shall admit in writing its inability to generally pay its debts when due, or shall make a general assignment for the benefit of creditors; or shall apply for or consent to the appointment of any receiver, trustee or similar officer for VitroCo or for all or a substantial part of its property; or VitroCo shall institute (by petition, application, answer, consent or otherwise) any bankruptcy, insolvency, reorganization, arrangement, readjustment of debts, dissolution, liquidation, or similar proceedings relating to VitroCo under the laws of any jurisdiction, provided such is not dismissed within ninety (90) days of the filing, or the taking of action by VitroCo in furtherance of the foregoing.

         D. The appointment of a receiver, trustee or similar officer for VitroCo, or for all or any substantial part of its property without the application or consent of VitroCo, and such appointment shall continue undischarged for a period of ninety (90) consecutive days; or any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution, liquidation or similar proceedings shall be instituted (by petition, application or otherwise) against VitroCo and shall remain undismissed for a period of ninety (90) consecutive days.

         E. Should VitroCo be dissolved by operation of law.

         F. Should VitroCo default in prompt and full payment or performance when due (by acceleration or otherwise) in connection with material obligations due a third party and such third party shall declare a default that continues beyond any permissible cure period provided for in such arrangements with such third party. VitroCo may elect in good faith to contest any such obligation or such payment on, or performance of, such obligation, in which event VitroCo may permit such item to remain unsatisfied and undischarged during the period of such contest and appeal therefrom.

       G. If there is a breach of any other material term, covenant, or condition of the Note.

Upon the occurrence of any event of default, the Holders shall be unsecured creditors of VitroCo. In such event, the Holders shall have the option to proceed in exercising their rights against VitroCo to the extent permitted by law and may exercise their rights in any manner as may seem most expedient at the time.

Except as otherwise provided in this Note, VitroCo and all others who may become liable for all or any part of the obligation under the Notes severally waive presentment for payment, demand, notice of nonpayment, notice of dishonor, protest of any dishonor, notice of protest and protest of this Note, and all other notices in connection with the delivery, acceptance, performance, default or enforcement of the payment of this Note, and agree that their liability shall be unconditional and shall not be in any manner affected by any indulgence, extension of time, renewal, waiver or modification granted or consented to by the Holders. VitroCo and all others who may become liable for all or any part of the obligation under the Notes further consent to every extension of time, renewal, waiver or modification that may be granted by the Holders with respect to the payment or other provisions of this Note.

Acceptance by the Holder hereof of a payment after its due date shall not waive the right of the Holder to require prompt payment as and when date of any and all other payments hereunder or of the right to the Holder hereof to declare a default for the failure of the undersigned to so pay.

No single or partial exercise of any power hereunder shall preclude other or further exercise thereof or the exercise of any other power. No delay or omission on the part of the Holder hereof in exercising any right hereunder shall operate as a waiver of such right or any other right under this Note.

Notwithstanding the foregoing, it is the intention of VitroCo and Holders to comply with all applicable usury laws. In furtherance of this intention of Holders and VitroCo, all agreements between VitroCo and Holders are expressly limited so that in no contingency or event whatsoever shall the amount paid or agreed to be paid to Holders, for the use, forbearance, or detention of money under this Note, exceed the maximum amount permissible under applicable law. If, due to any circumstance, payment of any amount required under this Note shall be prohibited by law, the obligation to be fulfilled shall be reduced to the maximum allowed by law. If, due to any circumstance, Holders should ever receive as interest an amount which would exceed the highest lawful rate, the amount that would be excessive interest shall either be applied to the reduction of the principal of this Note and not to the payment of interest or refunded if principal has been paid in full. This provision shall control every other provision of all agreements between VitroCo and Holders.

Time is of the essence of this Note.

If this Note is not paid at maturity, whether by acceleration or otherwise, all amounts due hereunder shall continue to bear interest, until paid in full, at the rate of ten percent (10%) per annum.

VitroCo shall be required to pay a late charge equal to five percent (5%) of the amount of any late payment to compensate the Holders for any damage caused by VitroCo's delay in making such payments and the expense of the Holders in collecting such payment for any payment that is more than twenty-one (21) calendar days late.

If action is instituted on this Note, the prevailing party shall be entitled to reasonable attorney's fees. This Note shall be governed by and construed according to the laws of the State of California, to the jurisdiction of whose courts in Orange County, California, Holders and VitroCo do hereby submit such jurisdiction, and agree that venue shall be proper only in Orange County, California.

IN WITNESS WHEREOF, VitroCo has caused this Note to be duly executed as of the date of issuance noted below.

Hi-Tech Environmental Products, LLC
d/b/a VitroCo



By:___________________________      Date:___________________________